NewsRelease

Contact: Melissa Dallas, FHLBank Cincinnati	For Immediate Release April 30, 2007

513-852-7084 (office) or 513-509-6457 (cell)

FHLBANK CINCINNATI ANNOUNCES FIRST QUARTER 2007 RESULTS

Cincinnati, Ohio – The Federal Home Loan Bank of Cincinnati (FHLBank) today released unaudited financial results for the first quarter ended March 31, 2007. Net income for the quarter increased $4.5 million, or 7.5 percent from the same period in 2006. Assets rose 0.5 percent compared to year-end 2006. Mission Asset Activity – which comprises the FHLBank’s two main lines of business, Credit Services and the Mortgage Purchase Program – grew 1.4 percent in the first quarter of 2007, compared to year-end 2006. The FHLBank also added $6.7 million to retained earnings in the first quarter, bringing the total to $262.2 million as of March 31, 2007.

Assets and Mission Asset Activity
Assets were $81.8 billion on March 31, 2007. The balance of Mission Asset Activity stood at $57.7 billion. The principal balance of Advances rose 8.6 percent to $45.5 billion from year-end 2006 while the average balance for the first quarter ended March 31, 2007 was $45.7 billion, which was virtually unchanged when compared to the same period of 2006.

The principal balance of mortgage loans held for portfolio grew 1.2 percent to $8.5 billion from year-end 2006. The FHLBank executed $420 million of new mortgage purchase commitments in the first quarter of 2007, while principal repayments totaled $259 million.

Operating Results and Profitability
Net income for the first quarter of 2007 was $64.0 million compared to $59.6 million in the first quarter of 2006. The return on average equity (ROE) was 6.63 percent, an increase of 0.15 percentage points over the first quarter of 2006. Net interest income for the quarter rose to $99.1 million, up 7.1 percent from a year earlier. Average net interest margin grew to 0.49 percent in the first quarter, compared to 0.47 percent a year earlier.

Capital Stock and Retained Earnings
Capital stock was $3.6 billion on March 31, 2007, a decrease of 0.2 percent from year-end 2006. However, regulatory capital stock (which includes the captions of capital stock and mandatorily redeemable capital stock on the statements of condition) decreased $114.1 million, or 3.0 percent, from the prior year end primarily due to redemptions of excess non-member capital stock. Retained earnings grew to $262.2 million on March 31, 2007, up 2.6 percent since year-end 2006. The FHLBank paid a first quarter dividend rate of 6.38 percent.

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The Federal Home Loan Bank of Cincinnati is an $82 billion, triple-A rated regional wholesale bank providing financial services for residential housing and economic development to 742 member financial institutions located in the Fifth FHLBank District of Kentucky, Ohio and Tennessee. The FHLBank System, including 12 district FHLBanks, was chartered in 1932 by the U.S. Congress to promote housing finance but is wholly owned by its member institution stockholders and does not use taxpayer dollars.

This news release may contain forward-looking statements that are subject to risks and uncertainties including, but not limited to, the effects of economic market conditions on demand for the FHLBank’s products, legislative or regulatory developments concerning the FHLBank System, competitive forces and other risks detailed from time to time in the FHLBank’s filings with the Securities and Exchange Commission. The forward-looking statements speak as of the date made and are not guarantees of future performance. Actual results or developments may differ materially from the expectations expressed or implied in the forward-looking statements, and the FHLBank undertakes no obligation to update any such statements.

www.fhlbcin.com

The Federal Home Loan Bank of Cincinnati
Financial Highlights (unaudited)

Dollars in millions

SELECTED BALANCE SHEET ITEMS

	March 31,	December 31,
	2007	2006
Total assets	$81,755	$81,387
Advances (principal)	45,536	41,942
Mortgage loans (principal)	8,483	8,379
Mandatorily redeemable capital stock	31	137
Capital stock	3,650	3,658
Retained earnings	262	255
Total capital	3,906	3,907
Capital to assets ratio (GAAP)	4.78%	4.80%
Capital to assets ratio (Regulatory) (1)	4.82%	4.98%

OPERATING RESULTS

	For the quarter ended March 31
	2007	2006
Net interest income	$99	$93
Other income	—	1
Other expense	(12)	(12)
Assessments	(23)	(22)

Net income	$64	$60

PROFITABILITY

Return on average equity	6.63%	6.48%
Net interest margin	0.49	0.47
Annualized dividend rate	6.38	5.75

(1) Regulatory capital includes capital stock, mandatorily redeemable capital stock (classified as a liability) and retained earnings.

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